Exhibit A-1

PRIVILEGED AND CONFIDENTIAL PREPARED AT THE DIRECTION OF COUNSEL

Catalyst Biosciences Publishes New Investor Presentation

Provides Details on Current Board’s Cash Distribution Plan and Efforts to Maximize the Amount of Cash Available for Distribution

Company Commits to Distributing $45 Million to Stockholders in an Initial Distribution, if Proxy Contest and Litigation End Soon, and Without Much Additional Expense

Highlights the Concerning Connections Between JDS1’s Nominees and the Singer Family

Stockholders Urged to VOTE “FOR” ALL of Catalyst’s Nominees, Who Are Committed to the Company’s Cash Distribution Plan, on the WHITE Proxy Card

SOUTH SAN FRANCISCO, Calif., August 1, 2022 (GLOBE NEWSWIRE) -- Catalyst Biosciences, Inc. (NASDAQ: CBIO) (the “Company” or “we”) today published a detailed investor presentation in advance of its upcoming 2022 Annual Meeting of Stockholders (the “Annual Meeting”), scheduled to be held on August 15, 2022. We encourage stockholders to read the Company’s presentation, which can be seen by clicking on the link here.

The presentation highlights the current Board’s commitment to returning all of its available cash (after reserving for or paying the Company’s liabilities and obligations) to stockholders. It also reiterates the overall strength of the Catalyst Board of Directors and encourages Catalyst stockholders to reelect the Company’s three highly qualified nominees by voting “FOR” ALL nominees on the WHITE proxy card.

Key highlights from the presentation include:

The Catalyst Board has taken decisive action to change the Company’s strategy and maximize stockholder value. The Board initiated a comprehensive review of strategic alternatives, which resulted in the monetization of a portion of the Company’s product portfolio for significant value. The Company then reduced operating expenses, shrunk the workforce to six employees, ceased all R&D, and sold lab equipment and other assets.

The Board is committed to distributing all of the Company’s available cash expeditiously to stockholders, after reserving for liabilities and obligations (the “Cash Distribution Plan”). The Company has committed to announcing a record date for a substantial distribution of cash to stockholders as soon as the litigation with JDS1 and the proxy contest are resolved. If the litigation and proxy contest are concluded soon and without much additional expense, the Company expects that initial distribution to be $45 million. The Company estimates that it may ultimately be able to provide stockholders up to $65 million in cash, in one or more distributions, and will continue to pursue the monetization of the Company’s remaining assets, which may generate additional value.

In addition, the Board appointed the Company’s largest single stockholder1 as an observer to the Board’s Transaction Committee to help oversee the management of this ongoing effort.

1 Source: FactSet

JDS1 is effectively blocking the Cash Distribution Plan. The Catalyst Board cannot distribute cash to stockholders without first understanding the full extent of the Company’s liabilities and obligations.  The Company must reserve enough cash to satisfy its obligations. Unfortunately, JDS1, through its proxy contest and litigation, is creating uncertainty about our ongoing and future liabilities and obligations by, among other things, suing the Company for unspecified damages.

We believe JDS1’s actions are driven by its desire to control Catalyst’s cash. JDS1 and the Singer family have a history of obtaining control or seeking to obtain control of cash-rich companies, then having those companies sign investment management contracts with Singer family entities. We are concerned, given the Singer family’s track record at CCUR Holdings and Symbolic Logic, that JDS1 is seeking to gain control of Catalyst’s cash for the benefit of the Singer family and associates.

The Board and each of the Company’s nominees were instrumental in developing our Cash Distribution Plan and are fully committed to implementing it. The Board is focused on distributing the Company’s available cash as soon as practicable and will continue its efforts to monetize the Company’s remaining assets. On the other hand, JDS1’s nominees have no differentiated suggestions for improving Catalyst; they do, however, have numerous and longstanding ties to each other and the Singer family.

Our Board has determined that the best way to maximize value for stockholders is to monetize the Company’s assets and distribute available cash to stockholders. We encourage stockholders to support Catalyst’s Board of Directors and the Cash Distribution Plan.

Vote “FOR” ALL nominees on the WHITE proxy card.

About Catalyst Biosciences
Catalyst is a biotechnology company focused on protease therapeutics to address unmet medical needs in disorders of the complement and coagulation systems. After the transaction of its complement pipeline, Catalyst’s product candidates consist of the coagulation related assets marzeptacog alfa (activated) (“MarzAA”), dalcinonacog alfa (“DalcA”), and CB 2679d-GT. MarzAA is a SQ administered next generation engineered coagulation Factor VIIa (“FVIIa”) for the treatment of episodic bleeding and prophylaxis in subjects with rare bleeding disorders. DalcA is a next-generation SQ administered FIX. CB 2679d-GT is an AAV-based gene therapy construct harboring the DalcA sequence. Both MarzAA and DalcA have shown sustained efficacy and safety in mid-stage clinical trials and are available for partnering. CB 2679d-GT has obtained preclinical proof-of-concept and is also available for partnering.

Additional Information and Where to Find It
Catalyst Biosciences, Inc. (the “Company”) has filed a definitive proxy statement, an accompanying WHITE proxy card and other relevant documents with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s 2022 annual meeting of stockholders (the “Annual Meeting”). BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain a copy of the definitive proxy statement and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, copies will be available at no charge by selecting “Financials & Filings” in the “Investors” tab of the Company’s website at www.catalystbiosciences.com.

Certain Information Regarding Participants in the Solicitation
The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting. The names of these directors and executive officers and their respective direct and indirect interests, by security holdings or otherwise, in the Company are set forth in the Company’s definitive proxy statement filed with the SEC on July 19, 2022.

Forward-Looking Statements
This press release contains forward-looking statements that involve substantial risks and uncertainties. Forward-looking statements include, without limitation, those regarding the amount and timing of planned cash distributions, potential uses of and markets for MarzAA, DalcAA and CB 2679-GT, and Catalyst’s plans to continue to explore strategic alternatives. Actual results or events could differ materially from the plans, intentions, expectations, and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially, including, but not limited to, the risks that Catalyst’s obligations and liabilities will be greater than currently anticipated, that the pending litigation and anticipated proxy contest with JDS1 will not be resolved in a timely manner and the expenses associated with that litigation will be greater than anticipated, that Catalyst will not be able to identify strategic partners interested in MarzAA, DalcAA, CB 2679-GT or any other transaction with the Company, and other risks described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2022, the Quarterly Report on Form 10-Q filed with the SEC on May 9, 2022, and in other filings filed from time to time with the SEC. The Company does not assume any obligation to update any forward-looking statements, except as required by law.

Contact Information
Trisha Colton
Catalyst Biosciences, Inc.
investors@catbio.com